Exhibit (l)(4)

[Letterhead of Eversheds Sutherland (US) LLP]

August 21, 2018

Saratoga Investment Corp.

535 Madison Avenue

New York, New York 10022

Ladies and Gentlemen:

We have acted as counsel to Saratoga Investment Corp., a Maryland corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form N-2 (the “Registration Statement”) filed by the Company pursuant to Rule 462(b) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration, issuance and sale under the Securities Act of up to $6,682,329 in aggregate principal amount of the Company’s debt securities (the “Notes”).

The Notes will be issued pursuant to an indenture, dated as of May 10, 2013 (the “Base Indenture”), entered into between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a third supplemental indenture to be entered into between the Company and the Trustee (the “Third Supplemental Indenture,” and together with the Base Indenture, the “Indenture”).

As counsel to the Company, we have participated in the preparation of the Registration Statement and have examined the originals or copies of the following:

(i)

the Articles of Incorporation of the Company, as amended by the Articles of Amendment thereto (the “Charter”), certified as of a recent date by State Department of Assessments and Taxation of Maryland (the “SDAT”);

(ii)	the Amended and Restated Bylaws of the Company (the “Bylaws”), certified as of the date hereof by an officer of the Company;

(iii)	a Certificate of Good Standing with respect to the Company issued by the SDAT on August 21, 2018;

(iv)

resolutions of the Board of Directors of the Company (the “Board”) relating to, among other things, (a) the authorization and approval of the preparation and filing of the Registration Statement and (b) the authorization, execution and delivery of the Indenture, certified as of the date hereof by an officer of the Company;

(v)	the Base Indenture;

(vi)	the Third Supplemental Indenture; and

(vii)	a specimen copy of the form of the Notes to be issued pursuant to the Indenture in the form attached to the Indenture.

With respect to such examination and our opinion expressed herein, we have assumed, without any independent investigation or verification, (i) the genuineness of all signatures on all documents submitted to us for examination, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, (v) that all certificates issued by public officials have been properly issued, (vi) the accuracy and completeness of all corporate records made available to us by the Company and (vii) that the Indenture will be a valid and legally binding obligation of the parties thereto (other than the Company).

This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.

As to certain matters of fact relevant to the opinions in this opinion letter, we have relied up certificates and/or representations of officers of the Company. We have also relied on certificates of public officials. We have not independently established the facts, or in the case of certificates of public officials, the other statements so relied upon.

The opinion set forth below is limited to the contract laws of the State of New York, as in effect on the date hereof, and we express no opinion with respect to any other laws of the State of New York or the laws of any other jurisdiction. Without limiting the preceding sentence, we express no opinion as to any state securities or broker-dealer laws or regulations thereunder relating to the offer, issuance or sale of the Notes.

Assuming that (i) the Third Supplemental Indenture relating to the Notes has been duly authorized, executed and delivered by each of the Company and the Trustee in accordance with the terms of the Indenture, (ii) the issuance, offer and sale of the Notes from time to time and the final terms and conditions of the Notes to be so issued, offered and sold, including those relating to price and amount of Notes to be issued, offered and sold, (a) have been duly authorized and determined or otherwise established by proper action of the Board in accordance with the Charter and Bylaws, (b) are consistent with the terms thereof in the Indenture, (c) do not violate any applicable law, (d) do not violate or result in a default under or breach of any agreement, instrument or other document binding upon the Company, and (e) comply with all requirements or restrictions imposed by any court or governmental body having jurisdiction over the Company; (iii) the Notes have been (a) duly executed and delivered by the Company and duly authenticated by the Trustee in accordance with the Indenture and (b) delivered to, and the agreed consideration therefor has been fully paid at the time of such delivery by, the purchasers thereof; (iv) the Notes do not include any provision that is unenforceable against the Company; and (v) at the time of issuance of the Notes, after giving effect to such issuance of the Notes, the Company will be in compliance with Section 18(a)(1)(A) of the Investment Company Act of 1940, as amended, giving effect to Section 61(a)(1) thereof, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, and other similar laws affecting the rights and remedies of creditors generally and to general principles of equity (including without limitation the availability of specific performance or injunctive relief and the application of concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding at law or in equity.

The opinion expressed in this opinion letter (a) is strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be inferred and (b) is only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the Company or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm in the “Legal Matters” section in the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Respectfully submitted,

/s/ Eversheds Sutherland (US) LLP

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